                                                                   Exhibit 23.02


                         Consent of Independent Auditors

March 26, 1999

We consent to the incorporation by reference in the Registration Statements pertaining to the Form S-8 No. 33-86454, Form S-8 No. 33-86290, Form S-8 No. 33-93856, Form S-8 No. 333-53775, and Form S-8 No. 33-93844 of Interpore
International, Inc. of our reports dated February 4, 1998 (except for Note 11 to the consolidated financial statements for which the date is February 11, 1998), with respect to the consolidated financial statements and schedule of Cross Medical Products, Inc. and Subsidiary included in the Cross Medical Products, Inc. and Subsidiary Annual Report (Form 10-K) for the year ended December 31, 1997.

/s/ PricewaterhouseCoopers L.L.P.
    ------------------------------------